[DESCRIPTION]Report of 10f-3 Transactions
Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation Subject to Rule 10f-3 Under the Investment Company Act of 1940
GLOBAL SMALL CAP FUND, INC.

10f-3 TRANSACTIONS FOR THE PERIOD AUGUST 1,2000 THROUGH AUGUST 31, 2000
                                                                         Total   % of
                                                              Shares     Shares  Offering                        Shares
                          Date     Shares   % of FundPrice perPurchased bOffered PurchasedPurchased              Held
Security*                 PurchasedPurchasedAssets   Share    Fund Group (000)   By Group From                   01/31/01
Speechworks International 08/01/00 400      0.00%    $20.00   11,000     4,750   0.23%    Lewco Securities Age   0
Silicon Valley Bancshares 08/01/00 2,700    0.00%    $42.187  74,500     2,000   3.73%    Merrill Lynch          1,100
Entravision Communications08/02/00 19,300   0.00%    $16.50   499,000    46,000  1.08%    Merrill Lynch          52,000
3-D Pharmaceuticals       08/03/00 2,100    0.00%    $15.00   50,000     5,000   1.00%    Bear Stearns           0
Telecommunications Systems08/08/00 500      0.00%    $17.00   15,600     4,700   0.33%    Lewco Securities Age   0
Advanced Power Technology 08/08/00 2,600    0.00%    $15.00   71,400     3,500   2.04%    Stephens Inc.          0
Oriented-Express Hotels Lt08/09/00 12,600   0.00%    $19.00   342,900    10,000  3.43%    Merrill Lynch          0
Spinnaker Exploration     08/10/00 32,000   0.00%    $26.25   556,900    4,900   11.37%   CS First Boston Corp.  25,000

10f-3 TRANSACTIONS FOR THE PERIOD SEPTEMBER 1,2000 THROUGH JANUARY 31,2001
                                                                         Total   % of Offer
                          Date     Shares   % of FundPrice perPurchased bOffered Purchased                       Held
Security*                 PurchasedPurchasedAssets   Share    Fund Group (000)   By Group Broker(s)              01/31/01
Curon Medical             09/21/00 2,800    0.00%    $11.00   67,500     5,000   1.35%    UBS Warburg            0
TTM Technologies          09/21/00 6,400    0.00%    $16.00   173,900    7,500   2.32%    Robertson Stephens & Co0
Ciphergen Biosystems Inc. 09/28/00 2,600    0.00%    $16.00   62,700     5,500   1.14%    SG Cowen/SG Securities 0
Wilson Greatbatch Technolo09/28/00 1,800    0.00%    $16.00   42,100     5,000   0.84%    Merrill Lynch          0
Vastera Inc.              09/28/00 2,100    0.00%    $14.00   61,200     6,000   1.02%    Deutsche Alex Brown    0
IXIA                      10/17/00 4,000    0.00%    $13.00   102,300    5,500   1.86%    Merrill Lynch          0
Transmetta Corp.          11/06/00 2,900    0.00%    $21.00   85,700     13,000  0.66%    Morgan Stanley Dean Wit0
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* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.
**Indicates the purchase of an Eligible Rule 144A Security.
1) Purchases by all Alliance Funds, including the Fund, may not exceed: (a) if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the offering of such class; or (b) if purchased in an
Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.